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                                                                     Exhibit 5.5

                         (CHANCERY CHAMBERS LETTERHEAD)


                                                                     July 9,2003

                                                              Matter No: 2030171

CanWest Media Inc.
31st Floor, TD Centre
201 Portage Avenue
Winnipeg, Manitoba
Canada R3B 3L7

and

The Parties Identified in Schedule A hereto

Ladies and Gentlemen:


We have been asked to provide this legal opinion to CanWest Media Inc., a Canadian corporation (the "Company"), and the parties identified in Schedule A hereto (the "Barbados Guarantors") in connection with the Company's offer to exchange (the "Exchange Offer") its 7 5/8% Series B Senior Notes due 2013 (the "Exchange Notes") for up to US $200,000,000 of its outstanding 7 5/8% Series A Senior Notes due 2013 (the "Initial Notes").

This opinion is being delivered to you for filing as an exhibit to the Registration Statement on Form F-4 filed by the Company, the Barbados Guarantors and the other guarantors identified therein (collectively, the "Guarantors"), with the Securities and Exchange Commission (the "Commission") on or about July 11,2003 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of the Exchange Notes and the related Guarantee (the "Guarantee"), of the Guarantors made pursuant to the Indenture (the "Indenture"), dated as of April 3,2003, by and between the Company, as Issuer, the Barbados Guarantors and the other Guarantors named therein, and the Bank of New York, as Trustee (as amended, restated or supplemented from time to time) under the Securities Act.
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July 9, 2003                                                              Page 2
CanWest Media Inc.                                           Matter No.: 2030171


The Initial Notes were issued, and the Exchange Notes will be issued, pursuant to the Indenture.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

      (i) the Registration Statement and the prospectus contained therein;

      (ii) the Guarantee;

      (iii) an officers certificate (the "Officer's Certificate") dated July 8,2003, issued on behalf of each of the Barbados Guarantors by a duly authorised officer of each such Barbados Guarantor as to incumbency of certain officers and directors and other matters; and in each case annexing thereto (a) the Certificate and Articles of Incorporation (the "Corporate Instruments") of such Barbados Guarantors; (b) the resolutions adopted by the Board of Directors of such Barbados Guarantors approving the guarantee of the obligations of CanWest Media (as the indirect holding body corporate) of such Barbados Guarantor, and authorising such Barbados Guarantor to execute and deliver the Guarantee and all documents related thereto, and (c) the international business company licence and annual renewal for the year 2003 ("IBC Licence"), issued to such Barbados Guarantor.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as notarised, true, certified, photostatic or telecopied copies thereof, and the completeness and accuracy of all facts set forth in official public records and certificates and other documents issued by public officials.

In rendering the opinions set forth herein, we have relied (without independent investigation or verification) as to certain matters of fact solely upon each of the officer's certificates rendered by each Barbados Guarantor.

We are qualified to practise law only in Barbados and have made no investigation of laws of any jurisdiction other than the laws of Barbados. We express no opinion as to the laws of any jurisdiction other than the laws of Barbados and the opinions hereinafter expressed are limited to the laws of Barbados in effect on the date hereof.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, it is our opinion that:-

      1. Each Barbados Guarantor has been duly organised and validly existing under the laws of Barbados, and has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture and the Guarantee.
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July 9, 2003                                                              Page 3
CanWest Media Inc.                                           Matter No.: 2030171


      2. The Indenture has been duly authorised by each Barbados Guarantor in accordance with the laws of Barbados, and has been duly executed by each Barbados Guarantor.

      3. The Guarantee has been duly authorised by each Barbados Guarantor in accordance with the Laws of Barbados, and has been duly executed by each Barbados Guarantor,

      4. The execution and delivery of the Indenture and the Guarantee by the Barbados Guarantors, the performance by the Barbados Guarantors of their obligations thereunder and the enforcement of such obligations do not violate any applicable law or public policy of Barbados.

This opinion is being delivered to you in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. Kaye Scholer LLP may rely on this opinion with respect to matters governed by Barbados law for its opinion to you dated on or about the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or under the rules and regulations of the Commission thereunder.

Yours very truly,
CHANCERY CHAMBERS

 per     /s/ Eulalie N. Greenaway
         ------------------------
         Eulalie N. Greenaway
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July 9, 2003                                                              Page 4
CanWest Media Inc.                                          Matter No.: 2030171





                                   SCHEDULE A

CanWest Irish Holdings (Barbados) Inc.

CanWest International Communications Inc.

CanWest International Management Inc.